SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AROTECH CORPORATION
(Exact Name of Registrant as Specified in Charter)
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Arotech Corporation 1229 Oak Valley Drive Ann Arbor, Michigan 48108 Tel: (800) 281-0356 Fax: (734) 761-5368 http://www.arotech.com Nasdaq: ARTX
Robert S. Ehrlich Executive Chairman of the Board

March 30, 2016
Dear Stockholder:

It is our pleasure to invite you to the 2016 Annual Meeting of Stockholders of Arotech Corporation, a Delaware corporation, to be held at the offices of our subsidiary FAAC Incorporated, 781 Avis Drive, Ann Arbor, Michigan 48108 at 10:00 a.m. local time on Monday, May 9, 2016, and thereafter as it may be postponed or adjourned from time to time, for the following purposes:

1.	To elect three Class III directors for a three-year term ending in 2019 and continuing until their successors are duly elected and qualified (beginning on page 3);

2.	To consider and act upon a proposal to ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2016 (beginning on page7);

3.	To consider and act upon a proposal to approve, on an advisory basis, the compensation of our named executive officers (“say-on-pay”) (beginning on page 7); and

4.	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.

Your management team expects to provide you with further information during the course of the solicitation and at the meeting. At the meeting, we also will review our progress during the past year and answer your questions. At the conclusion of the Annual Meeting, it will be our pleasure to take our stockholders on a tour of those portions of FAAC’s facilities that can be accessed without need of special Department of Defense security clearance.

As per our usual practice, we are again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.

On March 30, 2016, we mailed to our beneficial stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. This Notice contains instructions on how you can receive a paper copy of the Proxy Statement, Proxy Card and Annual Report. If you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off the Internet (available at http://www.viewproxy.com/arotech/2016) rather than having your company incur the additional costs of printing and mailing.

The rules of the New York Stock Exchange (and applicable to our exchange, the Nasdaq Stock Market) provide that if your shares are held by a bank or broker, the bank or broker cannot vote your shares in connection with the election of our directors unless you provide voting instructions to the bank or broker. If you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of our directors at the Annual Meeting. Given this change, whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to carefully review the proxy materials available to you on the Internet and to vote electronically through the Internet or by telephone, all in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so if you hold your shares in your own name. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Sincerely,
Robert S. Ehrlich
Executive Chairman of the Board of Directors

QUESTIONS AND ANSWERS

Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the Annual Meeting.

Q.	What is the purpose of the Annual Meeting?

A.	At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

1.	To elect three Class III directors for a three-year term ending in 2019 and continuing until their successors are duly elected and qualified (beginning on page 3);

2.	To consider and act upon a proposal to ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2016 (beginning on page 7);

3.	To consider and act upon a proposal to approve, on an advisory basis, the compensation of our named executive officers (“say-on-pay”) (beginning on page 7);

4.	To act upon all other business that may properly come before the meeting or any postponements or adjournments thereof.

Q.	Why have I received a Notice of Internet Availability of Proxy Materials?

A.
We are distributing our proxy materials primarily over the Internet. We believe that this method of distribution encourages more stockholders to vote their proxies and reduces the cost and environmental impact of mass distribution of paper proxy materials. You will not receive a printed copy of our proxy materials unless you specifically request one. If you wish to receive a paper or e-mail copy of the proxy materials, you may do so in accordance with the procedures set forth in the Notice of Internet Availability of Proxy Materials. However, if you do decide that you want a paper copy of these proxy materials, we urge you to simply print a copy from off the Internet rather than having your company incur the additional costs of printing and mailing.

Q.	Why is Arotech seeking stockholder approval for the first proposal?

A.
Our by-laws provide for a Board of three or more directors. The number of directors is currently eight. Our Board is composed of three classes of similar size. The members of each class are elected in different years, so that only about one-third of the Board is elected in any single year. This year we are putting forward three nominees for election – our President and Chief Executive Officer, Steven Esses; the Chairman of our Audit Committee, Kenneth Cappell; and a new individual whom our Nominating Committee has identified and who we believe will add depth to our Board, Rear Admiral James J. Quinn, USN (Ret.).

Under Delaware law, directors of a corporation are elected by the stockholders, so we are presenting the Board of Directors’ slate of directors for election by the stockholders.

Q.	Why is Arotech seeking stockholder approval for the second proposal?

A.
Although stockholder ratification of the selection of BDO USA, LLP as our independent auditors is not required by our by-laws or otherwise, we are submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate practice.

Q.	Why is Arotech seeking stockholder approval for the third proposal?

A.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules require that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Q&A - 1

Q.	What shares can I vote?

A.
All shares of our common stock owned by you as of the close of business on the record date, March 18, 2016, may be voted by you. These shares include (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares over the Internet or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

Q.	How can I vote my shares in person at the Annual Meeting?

A.
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you wish to vote your shares at the Annual Meeting, please bring the Notice of Internet Availability of Proxy Materials that you received, as well as proof of identification.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held beneficially in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q.	What vote is required to approve each proposal?

A.	Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business.

With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. Abstentions and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.

With respect to the remaining proposals (ratification of the selection of BDO USA, LLP as our independent auditors and the advisory vote on say-on-pay), the affirmative vote of a majority of the total votes cast at the Annual Meeting on these proposals, in person or by proxy, is required to approve these proposals. Abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below) will not affect the outcome of the vote on these proposals.

Q&A - 2

Q.	What are “broker non-votes”?

A.
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, under most circumstances the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the selection of auditors. Nominees cannot vote on non-routine matters, including voting for the election of directors and voting on any matter relating to executive compensation, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on both of the proposals that will be considered at the Annual Meeting is described above and in our proxy statement.

We believe that the proposal for the ratification of the selection of BDO USA, LLP as our independent auditors is considered to be a “routine” matter, and as a result we do not expect that there will be a significant number of broker non-votes on this proposal. We believe that the remaining proposals (election of directors and advisory vote on executive compensation) are not “routine” matters, and as a result there may be a significant number of broker non-votes on these proposals.

Q.	Where can I find the voting results of the meeting?

A.	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed by us with the SEC by Friday, May 13, 2016, by 5:30 p.m. e.d.t.

Q.	Who will count the votes?

A.	An attorney or a paralegal with Lowenstein Sandler LLP, our outside counsel, will tabulate the votes and act as the inspector of elections.

Q.	Who will bear the costs of this solicitation?

A.      Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials over the Internet, however, you are responsible for Internet access charges you may incur. The solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have hired Alliance Advisors, LLC to assist us in providing Internet access and in the distribution of proxy materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q.	What should I do now?

A.
You should read this proxy statement carefully and promptly submit your proxy card or vote by telephone or the Internet as provided on the proxy card to ensure that your vote is counted at the Annual Meeting.

Q.	How do I vote if I hold shares directly?

A.
If you own your shares directly, you may vote your shares by attending the Annual Meeting in person and completing a ballot or returning your validly executed proxy card at the meeting. The Annual Meeting will begin promptly at 10:00 a.m. local time on Monday, May 9, 2016 at the offices of our subsidiary FAAC Incorporated, 781 Avis Drive, Ann Arbor, Michigan 48108. Attendance at the Annual Meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.

If you do not want to attend the Annual Meeting and you hold your shares directly, you may vote by granting a proxy. To grant a proxy, vote over the Internet or by telephone as instructed in the Notice of Availability of Proxy Materials, or mail a signed proxy card, as soon as possible so that your shares may be represented at the Annual Meeting.

Votes over the Internet or by telephone must be received by 11:59 p.m. e.d.t. on May 8, 2016 in order to be counted.

Q&A - 3

Q.	How do I vote if I hold shares in street name?

A.
If you do not want to attend the Annual Meeting and you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide your broker with directions on how to vote your shares. Your broker will provide you with instructions regarding how to direct your broker to vote your shares. It is important to follow these instructions carefully to ensure your shares are represented at the Annual Meeting. If you do not provide directions to your broker, your shares will not be voted at the Annual Meeting.

If you want to attend the Annual Meeting and you hold your shares in street name, you must obtain a signed proxy card from your broker, bank or other nominee acting as record holder that gives you the right to vote the shares. Your broker will provide you with instructions regarding how to obtain a signed proxy card from the bank or other nominee acting as record holder in order to enable you to vote your shares in person at the Annual Meeting.

Q.	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

A.	It means your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	How can I change my vote after I have mailed my proxy card?

A.
If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our Corporate Secretary before the Annual Meeting, or by attending the Annual Meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the instructions received from your broker regarding how to change your vote.

Q&A - 4

1229 Oak Valley Drive Ann Arbor, Michigan 48108

ANNUAL MEETING OF THE STOCKHOLDERS
OF AROTECH CORPORATION
TO BE HELD ON May 9, 2016

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Arotech Corporation, for use at our Annual Meeting of Stockholders and any postponements and adjournments thereof. The meeting is to be held at the offices of our subsidiary FAAC Incorporated, 781 Avis Drive, Ann Arbor, Michigan 48108, on Monday, May 9, 2016 at 10:00 a.m. local time, and thereafter as the meeting may be postponed or adjourned from time to time, for the purposes described in the accompanying Notice of Annual Meeting of Stockholders.

Stockholders of record at the close of business on March 18, 2016 will be entitled to vote at the annual meeting. As of March 18, 2016, there were 26,460,497 shares of our common stock outstanding held of record by 156 record stockholders. Each holder of common stock is entitled to one vote per share on each matter that comes before the annual meeting.

This proxy statement and the enclosed form of proxy will be available on the Internet to you commencing on or about March 30, 2016. We are also providing Internet access to our annual report for the fiscal year ended December 31, 2015 to our stockholders along with this proxy statement.

Voting Procedures and Vote Required

Proxies that are properly marked, dated, and signed, or submitted electronically via the Internet or by telephone by following the instructions on the proxy card, and not revoked will be voted at the annual meeting in accordance with any indicated directions. If no direction is indicated, proxies will be voted FOR electing the nominees for director set forth below; FOR ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2015; FOR the resolution approving, on an advisory basis, the compensation of our named executive officers; and IN THE DISCRETION OF THE HOLDERS OF THE PROXIES with respect to any other business that properly comes before the annual meeting and all matters relating to the conduct of the annual meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

You may revoke your proxy at any time before it is voted by delivering to the Secretary of our company a written revocation or a duly executed proxy bearing a later date than the date of the proxy being revoked (including a proxy voted over the Internet or by telephone). Any record stockholder attending the annual meeting in person may revoke his or her proxy and vote his or her shares at the annual meeting.

Votes cast by proxy or in person at the annual meeting will be tabulated by the Inspector of Elections, with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present at the annual meeting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (as defined above) will be counted for purposes of determining the presence or absence of a quorum.

With respect to the first proposal (election of directors), directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. As a result, abstentions and “broker non-votes” (see below) will not affect the outcome of the vote on this proposal.

With respect to the remaining proposals (ratification of the selection of BDO USA, LLP as our independent auditors and the advisory vote on say-on-pay), the affirmative vote of a majority of the total votes cast at the Annual Meeting on these proposals, in person or by proxy, is required to approve these proposals. Abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below) will not affect the outcome of the vote on these proposals.

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, under most circumstances the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the selection of auditors. Nominees cannot vote on non-routine matters, including voting for the election of directors and voting on any matter relating to executive compensation, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on both of the proposals that will be considered at the Annual Meeting is described above and elsewhere in this proxy statement.

We are not aware of any matters other than those described in this proxy statement that will be acted upon at the annual meeting. In the event that any other matters do come before the annual meeting for a stockholder vote, the persons named as proxies in the form of proxy being delivered to you along with this proxy statement will vote in accordance with their best judgment on those matters.

At least ten days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder for any purpose germane to the annual meeting. The list will be open for inspection during ordinary business hours at our principal executive offices, which are located at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and will also be made available to stockholders present at the annual meeting.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide for a Board of three or more directors, composed of three classes of similar size. The size of our Board is currently set at eight directors. The members of each class are elected in different years, so that only about one-third of the Board is elected in any single year. As indicated below, we currently have two directors in Class I (with a term of office expiring in 2018), three directors in Class II (with a term of office expiring in 2017), and three directors in Class III (with a term of office expiring this year).

In March 2016, we settled a threatened proxy contest with our largest stockholder, Ephraim Fields, by agreeing to appoint a director selected by Mr. Fields to our Board as a Class II director, to serve until our 2017 Annual Meeting of Stockholders. In order to make room for Mr. Hagenbuch, Dr. Jay M. Eastman, a Class I director, stepped down from the Board on March 24, 2016, and Mr. Hagenbuch was appointed to the Board on that same date.

Messrs. Michael E. Marrus and Jon B. Kutler are designated Class I directors and have been elected or appointed for a term expiring in 2018 and until their successors are elected and qualified; Messrs. Richard I. Rudy and Lawrence F. Hagenbuch and Ms. Carol J. Battershell are designated Class II directors and have been elected or appointed for a term expiring in 2017 and until their successors are elected and qualified; and Messrs. Robert S. Ehrlich, Steven Esses and Kenneth W. Cappell are designated Class III directors and have been elected for a term expiring in 2016 and until their successors are elected and qualified.

Our Executive Chairman of the Board, Robert S. Ehrlich, who is a Class III director, has after almost 25 years of service to us advised us of his intention not to seek reelection to his position on the Board. Our Nominating Committee has accordingly identified a candidate, Rear Admiral James J. Quinn, USN (Ret.), who we believe would add depth to our Board.

Accordingly, Messrs. Esses and Cappell and Adm. Quinn are nominees for Class III director, with a term expiring in 2019 and until their successors are duly elected and qualified.

Unless instructions are given to the contrary, each of the persons named as proxies will vote the shares to which each proxy relates FOR the election of each of the nominees listed below, for a term of three years expiring at the annual meeting of stockholders to be held in 2019, and until the nominee’s successor is duly elected and qualified or until the nominee’s earlier death, removal or resignation. The nominees named below are all anticipated to be available for election and able to serve. However, if they should become unavailable, the proxy will be voted for substitute nominee(s) designated by the Board. The three nominees who receive the greatest number of votes properly cast for the election of directors will be elected.

The following table contains information concerning the nominees for directors and the other incumbent directors:

Name	Age	Position with Arotech	Class	Director Since
Michael E. Marrus (1)(2)(3)(4)	52	Director	I	October 2007
Jon B. Kutler(3)	59	Director	I	February 2016
Lawrence F. Hagenbuch	49	Director	II	March 2016
Richard I. Rudy(1)(2)(4)	57	Director	II	August 2014
Carol J. Battershell(4)	54	Director	II	February 2016
Steven Esses(3)	52	President and Chief Executive Officer and Director	III	July 2002
Kenneth W. Cappell(4)	63	Director	III	May 2015
Robert S. Ehrlich	78	Executive Chairman and Director (not standing for re-election)	III
Adm. James J. Quinn (Ret.)	63	Director Nominee	III	–

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating Committee.
(3)	Member of the Executive and Finance Committee.
(4)	Member of the Audit Committee.

Nominees for Election as Class III Directors

Steven Esses has been our President and Chief Executive Officer since October 2014. He has been a director since July 2002, our Executive Vice President since January 2003, our Chief Operating Officer from February 2003 until February 2012 and our President since December 2005. From 2000 until 2002, Mr. Esses was a principal with Stillwater Capital Partners, Inc. (“Stillwater”), a New York-based investment research and advisory company specializing in alternative investment strategies. During this time, Mr. Esses also acted as an independent consultant to new and existing businesses in the areas of finance and business development. In 1995, Mr. Esses founded the Dunkin’ Donuts franchise in Israel and was its Managing Director and CEO until 2005. Before founding Dunkin’ Donuts Israel, Mr. Esses was the Director of Retail Jewelry Franchises with Hamilton Jewelry, and before that he served as Executive Director of Operations for the Conway Organization, a major off-price retailer with 17 locations.

Mr. Esses has been actively involved in the day-to-day management of companies since he was 22, when he co-founded a company that eventually went public. He has worked in retail and wholesale, in high-tech and low-tech, in a variety of industries. Throughout his career, he has been highly numbers-oriented, focusing on budgetary and fiscal matters and on building business value. We believe that Mr. Esses’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Kenneth W. Cappell has been one of our directors since May 2015. Mr. Cappell has been an Adjunct Professor of Accounting at Baruch College since August 2015.  Mr. Cappell held a similar role at Yeshiva University from August 2014 until his appointment at Baruch College. From 1987 until 2014, Mr. Cappell was a partner of PwC and its predecessor firms, first as an audit partner (through 2000), then as a regional leader of internal audit services (through 2010), and finally as a managing partner of strategic development for PwC’s Risk Assurance practice (through his retirement in 2014). Mr. Cappell has worked with public companies in a variety of industries, including consumer and industrial products, financial services and entertainment. He has advised public company audit committees on diverse topics and has served as the de facto internal audit director at several companies. Mr. Cappell is a member of AICPA and the New York State Society of CPAs. He has served as a guest lecturer at the New York University Stern School of Business and Baruch College. Mr. Cappell has a B.A. in Economics from Yeshiva University and an MBA in Finance from NYU Stern.

Mr. Cappell brings many years of experience as a partner at PwC with extensive financial accounting knowledge that is critical to our board of directors. Mr. Cappell’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, coupled with his knowledge of internal audit, risks and controls, makes him an invaluable asset to our board of directors. We believe that Mr. Cappell’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Rear Admiral James J. Quinn, USN (Ret.) is a management nominee for election as a Class III director. Adm. Quinn left the United States Navy in October 2003 after a 30-year career that included tours of duty as Director of Operations, Plans, Policy and Training with the Atlantic Fleet, a total of five commands (including command of a carrier group and of a nuclear-powered aircraft carrier), Senior Military Assistant to the Secretary of Defense, Commander of Naval Space Command, and the Naval Aide to two U.S. Presidents. After leaving the Navy, Adm. Quinn began a ten-year business career with Northrop Grumman Aerospace Systems, a division of Northrop Grumman Corporation (“NGC”) (NYSE: NOC), where he served as Director of Navy-Marine Corps Programs & Corporate Lead Executive for the NGC Integrated Systems Sector from 2003 to 2004, Vice President of Business Development for the Military Space Systems Division of NGC from 2004 to 2009, Vice President of Business Development for the Strike & Surveillance Systems Division of NGC from 2009 to 2011, and Vice President of Business Development for the Unmanned Systems Division of NGC from 2012 until his retirement from NGC in 2013. Adm. Quinn holds a B.S. in Mathematics from the United States Naval Academy, and is a graduate of the Navy Nuclear Power Program. He received his wings and was designated a Naval Flight Officer at Naval Air Station Pensacola in 1975. Adm. Quinn is the recipient of the Defense Superior Service Medal, five Legions of Merit, two Bronze Stars, two Meritorious Service Medals, four Air Medals (two Individual with Combat “V”/2 Strike-Flight) and four Navy Commendation Medals (two with Combat “V”).

Adm. Quinn’s extraordinary record of service and experience, both military and business, give him experience that we expect to be an invaluable addition to our Board. Adm. Quinn’s experience in both the military and civilian side of the defense sector is highly relevant to our business. We believe that Adm. Quinn’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Class I Directors

Michael E. Marrus has been one of our directors since October 2007. Since September 2015, Mr. Marrus has been the managing director of The Special Equities Group is a Division of Chardan Capital Markets, LLC. Before that, Mr. Marrus was a Senior Managing Director at Dominick and Dominick, a wealth management and investment services firm, and a Managing Director of Merriman Capital, Inc., a financial services firm focused on growth companies. From 1998 to 2009, he was a Managing Director of C.E. Unterberg, Towbin & Co., an investment banking firm that was acquired by Collins Stewart plc. Prior to joining Unterberg, Towbin, Mr. Marrus was a Principal and founding member of Fieldstone Private Capital Group, an investment banking firm specializing in corporate, project and structured finance. Previously, he was employed at Bankers Trust Company, initially in the Private Equity and Merchant Banking Groups and subsequently in BT Securities, the securities affiliate of Bankers Trust. Mr. Marrus has an A.B. from Brown University and an MBA from the Graduate School of Business, University of Chicago.

Mr. Marrus has been involved in mergers and acquisitions as an investment banker and has experience in company valuation in a wide range of industries, a critical skill set for us. We believe that Mr. Marrus’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Jon B. Kutler has been one of our directors since February 2016. Mr. Kutler is currently chairman and CEO of Admiralty Partners, Inc. (“API”), a private equity investment firm, a position he has held for more than the past five years. After service in the U.S. Navy and nearly a decade on Wall Street, Mr. Kutler founded Quarterdeck Investment Partners, an international investment bank focused on the global aerospace and defense markets. He sold Quarterdeck to Jefferies & Company in 2002 to focus on private equity investments under API. Mr. Kutler is a recognized investor, investment banker and expert in the aerospace and defense industries. Mr. Kutler has been profiled in numerous international trade and business publications and television and has been a leading voice regarding trends in the aerospace and defense sectors. He is a Trustee of the California Institute of Technology, where he serves as chairman of the Jet Propulsion Laboratory and as a member of the Technology Transfer Committee. From January 2011 until its sale in February 2016, Mr. Kutler served on the Board of Directors of TeleCommunication Systems, Inc. (Nasdaq: TSYS). Mr. Kutler is a graduate of the United States Naval Academy and holds a Bachelor of Science degree in Naval Architecture. He received his Masters of Business Administration from Harvard University.

Mr. Kutler is a recognized investor, investment banker and expert in the aerospace and defense industries. He has been profiled in BusinessWeek, The New York Times, Fortune, Institutional Investor, The Los Angeles Times, Defense News, and Aviation Week & Space Technology, which have also featured his articles on consolidation, restructuring, and industry trends. He has also been a frequent commentator regarding industry issues on CNN, CNBC and Bloomberg Television. He has testified before Congressional committees, served as Chairman of the White House Small Business Task Force on Defense Conversion, and as a member of an advisory panel established by the Congressional Office of Technology Assessment to evaluate the status of the space launch vehicle industry. We believe that Mr. Kutler’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Class II Directors

Richard I. Rudy has been one of our directors since August 2014. Since January of 2012, Mr. Rudy has been a founder and partner of Advanced Energy Capital, LLC, a private investment management concern with a focus on energy-related investments. Prior to that, beginning in 1997, Mr. Rudy was a principal of Stillwater; before that, he was Chief Financial Officer and general counsel of the Conway Stores, a New York-based chain of discount apparel stores. Mr. Rudy received a B.S. (summa cum laude) in accounting from Brooklyn College and a J.D. from New York University School of Law.

Mr. Rudy has experience as a CFO, an attorney and a hedge fund principal, which positions him for all aspects of credit analysis and management. He spent several years at EF Hutton, a stock brokerage firm, and Drexel, Burnham & Lambert, formerly an investment banking firm focused on leveraged buyouts,, advising high net worth clients with regard to alternatives to traditional equity and credit investments, including energy and real estate-related investments. Mr. Rudy spent several years in a variety of corporate financial/managerial capacities and was jointly responsible for founding and running a $1.3 billion investment advisor whose primary focus was credit and asset based lending. Over the last years he has spearheaded several energy-related transactions and has through Advanced Energy Capital and other vehicles, financed over $400 million in energy-related sales transactions. He has co-managed many investment funds and vehicles and has been featured at several alternative investment conferences around the world. He has served on the boards of directors of several privately held companies and charitable institutions. We believe that Mr. Rudy’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Carol J. Battershell has been one of our directors since February 2016. Ms. Battershell currently serves as the Deputy Director for Energy Systems in the Office of Energy Policy and Systems Analysis (EPSA), whose role is to deliver unbiased energy analysis to the Department of Energy’s (DOE) leadership on existing and prospective energy-related policies. Ms. Battershell joined the DOE in 2008 in Energy Efficiency and Renewable Energy. She served first as a Senior Advisor with a focus on technology commercialization and then as Executive Director of Field Operations from 2010 to 2013, when she then moved to her current position with the EPSA. Prior to joining the DOE, Ms. Battershell spent 25 years in the energy industry, with BP, plc. (NYSE: BP) and before that with Standard Oil (which was purchased by BP). Her last roles at BP included Vice President, Policy and Strategy for BP Alternative Energy (2005-2008), where she was instrumental in developing the strategy and business case for an $8 billion investment to launch and grow the new BP Alternative Energy division, and Director, BP Renewables and Alternative Fuels (2002-2005), where she directed BP’s global activities in hydrogen research, their European wind business, as well as managing BP’s green energy consulting start-up company. Additional energy industry positions have included operations and strategy roles in retail fuels marketing, strategy and financial roles in business-to-business fuels marketing, as well a corporate role in environmental policy and development roles as chief of staff to two of BP’s most senior executives. She began her career as a refinery engineer in Ohio. Ms. Battershell holds a B.S. in engineering from Purdue University in West Lafayette, Indiana, and an MBA from Case Western Reserve University in Cleveland, Ohio.

Ms. Battershell’s years in the energy industry, both in the private and the public sector, make her experience highly relevant to our business. Additionally, her service as the chief financial officer of a $3 billion revenue division of BP enables her to bring additional value to our Board through her ability to sit on our Audit Committee as an “audit committee financial expert” under applicable SEC and Nasdaq regulations. We believe that Ms. Battershell’s background and experience make her appropriate to serve as one of our directors in light of our business and structure.

Lawrence F. Hagenbuch joined the Board in March 2016. Mr. Hagenbuch is currently the Chief Operating Officer and Chief Financial Officer for J. Hilburn, Inc., a custom clothier for men. Mr. Hagenbuch has been with J. Hilburn since May 2010. Mr. Hagenbuch also serves on the board of directors of Remy International (Nasdaq: REMY) since November 18, 2008, and currently serves on Remy International’s audit and compensation committees. Mr. Hagenbuch has served in senior management positions for Suntx Capital partners, Alix Partners, GE / GE capital, and American National Can. Mr. Hagenbuch began his professional career in the United States Navy. Mr. Hagenbuch earned an undergraduate in engineering degree from Vanderbilt University and an MBA from the Wharton School of the University of Pennsylvania.

Mr. Hagenbuch has extensive experience in supply chain, operational and profitability improvements, and through his background as a consultant and in senior management roles at various companies, he brings considerable experience in implementing lean manufacturing discipline and in creating innovative business and marketing strategies. We believe that Mr. Hagenbuch’s background and experience make him appropriate to serve as one of our directors in light of our business and structure.

Retiring Director

Robert S. Ehrlich has been our Executive Chairman of the Board since October 2014 and was our Chairman of the Board from January 1993. From October 2002 until September 2014, Mr. Ehrlich was our Chief Executive Officer. From May 1991 until January 1993, Mr. Ehrlich was our Vice Chairman of the Board, from May 1991 until October 2002 he was our Chief Financial Officer, and from October 2002 until December 2005, Mr. Ehrlich also held the title of President. From 1981 to 1991, Mr. Ehrlich served as Chairman of the Board and CEO of Fresenius USA, Inc. (NYSE: FRN), a manufacturer of medical devices. Mr. Ehrlich received a B.S. and J.D. from Columbia University in New York, New York.

Board Recommendation

Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders to elect the slate of nominees listed above. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” election of the Class III nominees described above.

Vote Required

Directors will be elected by a plurality of the votes cast by the holders of our common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.

The Board of Directors Recommends a Vote FOR Election of
the Class III Nominees Described Above

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

BDO USA, LLP (“BDO”), independent certified public accountants, have served as our independent auditors since June 2006. The Audit Committee has selected BDO as our independent auditors for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

BDO served as our independent auditors during the fiscal years ended December 31, 2015 and 2014. BDO’s reports on the financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, auditing scope or accounting principles.

Stockholder ratification of the selection of BDO as our independent auditors is not required by our by-laws or otherwise. However, we are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of Arotech and its stockholders.

Board Recommendation

Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders to ratify the appointment of BDO as our independent auditors. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum; abstentions will have the same practical effect as a negative vote on this proposal. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, and any such “broker non-votes” will not be deemed a vote cast and will not have any effect on the outcome of this proposal.

The Board of Directors Recommends a Vote FOR Ratification of
BDO USA, LLP as our Independent Auditors.

PROPOSAL NUMBER 3

ADVISORY VOTE ON COMPENSATION OF EXECUTIVE OFFICERS
(“SAY-ON-PAY”)

Background of Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules require that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our executive officers as disclosed in this proxy statement.

We have designed the compensation of our executive officers in order to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who perform at or above our expectations.

The annual cash and stock compensation of our continuing executive officers (Messrs. Esses and Paup) consists of several components, as follows:

➢	cash salary;

➢	bonus, some or all of which may be paid in cash in the year in which it is earned and some or all of which may be accrued in the year in which it was earned but paid in cash in a subsequent year; and

➢
grants of restricted stock, where the sale of such stock is prohibited for a period of time and a portion of which is contingent upon our achieving certain financial results set by our Compensation Committee and approved by our Board of Directors, and the remainder of which is forfeit to us should the executive officer’s employment be terminated.

Some of these components, such as salary, are generally fixed and do not vary based on our financial and other performance, and some components, such as bonus and restricted stock, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee. Furthermore, the value of restricted stock is entirely dependent upon the performance of our stock price going forward.

We compensate our executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides our executive officers with a guaranteed minimum base salary. We fix the base salary of each of our executive officers at a level that we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly situated companies and the base salaries of other private and public companies with which we believe we compete for talent. To this end, we utilize the services of an employee benefits administration and compensation consulting firm, and our Compensation Committee consults with this firm periodically when making a crucial executive officer hiring decision and whenever we review executive officer compensation.

Incentive bonus compensation is generally linked to the achievement of short-term financial goals, and is intended to reward our executive officers for their performance in reaching goals that are agreed in advance between our management and the Compensation Committee. We designed the cash incentive bonuses for each of our executive officers to focus the executive officer on achieving key operational and/or financial objectives within a yearly time horizon, as described in more detail below.

Grants of restricted stock are intended to link our executive officers’ longer-term compensation with the performance of our stock, which is an issue of vital importance to our stockholders. This encourages our executive officers remain with us, to act in ways intended to maximize stockholder value, and to penalize them if our stock fails to perform to expectations. These grants are intended to produce significant value for each executive officer if financial goals are achieved and if the executive officer remains with us.

We view the three components of our executive officer compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the data we receive from the consulting firm referred to above. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive officer team and the need to tailor each executive officer’s award to attract and retain that executive officer.

In addition, we provide our executive officers with benefits that are generally available to our salaried employees. With respect to those of our executive officers who live in Israel, we also provide other benefits that are either legally required to be paid by Israeli law or that are otherwise customarily provided in Israel.

Additional details about our executive compensation programs, including information about executive compensation for the fiscal year ended December 31, 2015, are described under the heading “Cash and Other Compensation” beginning on page 20 of this Proxy Statement.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Arotech Corporation hereby APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion that accompany the compensation tables.”

This say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinion of our stockholders and to the extent there is any significant vote against the compensation of executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

Our Board of Directors has determined that it is in the best interests of Arotech and its stockholders for the stockholders to approve the compensation of its executive officers. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum; abstentions will have the same practical effect as a negative vote on this proposal. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, and any such “broker non-votes” will not be deemed a vote cast and will not have any effect on the outcome of this proposal.

The Board of Directors Recommends a Vote FOR Approval of
the Compensation of our Executive Officers
as Disclosed in this Proxy Statement.

CORPORATE GOVERNANCE

We operate within a corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We monitor developments in the area of corporate governance. The Board has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and The Nasdaq Stock Market.

In the fiscal year ending December 31, 2015, the Board held eleven meetings and acted once by unanimous consent. All directors attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which such director serves.

As of January 1, 2016, a majority of the members of the Board of Directors satisfied the applicable independent director requirements of both the Securities and Exchange Commission and Rule 4200 of The Nasdaq Stock Market. Our non-management directors meet regularly in executive session separate from management.

It is our policy that each of our directors is invited and encouraged to attend our annual meeting of stockholders. All of our directors except Seymour Paup attended our 2015 annual meeting of stockholders.

Board Leadership Structure

We do not have a policy regarding the advisability of separating the positions of chief executive officer and chairman of the board. From October 2002 until October 2014, our chief executive officer served as our chairman of the board. However, upon the retirement of Mr. Ehrlich as our CEO after thirteen years in that position, our board re-evaluated its leadership structure. Beginning in October 2014 with the appointment of Mr. Esses as our new CEO, the board determined that it would be preferable for Mr. Ehrlich to continue to head our Board of Directors as its Executive Chairman. We believed this board leadership structure to be best for our company and our shareholders as Mr. Esses began his service as CEO of our company.

In making its decision to change the leadership structure and appoint a separate chairman, the board considered Mr. Ehrlich’s long experience as our Chairman and as chairman of the board of other public companies, and the time that Mr. Esses will be required to devote to the CEO position in the current economic environment. Having Mr. Ehrlich serve as Executive Chairman of the Board at the beginning of Mr. Esses’s tenure as CEO enabled Mr. Esses to focus his entire energy during this critical initial period on running the company. Additionally, we believe our chief executive officer and our executive chairman have had an excellent working relationship that has allowed Mr. Esses to make a good transition into the role of chief executive officer and will allow him to focus on growing our company in a difficult business environment. We believe this provided strong leadership for our board, while also positioning our CEO as the leader of the company in the eyes of our customers, employees and stockholders.

The Board recognizes that in circumstances where the Chairman of the Board is also a member of management, investors believe it is desirable that the Board appoint a Lead Independent Director with clearly defined roles and responsibilities. In view of these facts, our Board has adopted a Lead Independent Director Charter (available through a hyperlink located on the investor relations page of our website at http://content.stockpr.com/arotech/media/5239a829da7db7747afc24f2e1f73af3.pdf), and the independent directors appointed Jon B. Kutler as Lead Independent Director.

As part of our periodic board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. In light of Mr. Ehrlich’s decision not to seek reelection as a director at the next annual meeting of stockholders, our Board reevaluated this decision and determined that the next Board chairman should not be a member of management.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive and Finance Committee. The current composition of the various committees of the Board of Directors is as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee	Executive and Finance Committee
Kenneth W. Cappell Michael E. Marrus Richard I. Rudy Carol J. Battershell	Michael E. Marrus Richard I. Rudy Lawrence F. Hagenbuch	Michael E. Marrus Richard I. Rudy Lawrence F. Hagenbuch	Robert S. Ehrlich Steven Esses Michael E. Marrus Jon B. Kutler Lawrence F. Hagenbuch

Upon the election of Adm. Quinn, the composition of the various committees of the Board of Directors will be as follows (the name of the chairman of each committee appears in italics):

Audit Committee	Compensation Committee	Nominating Committee	Executive and Finance Committee
Kenneth W. Cappell Richard I. Rudy Carol J. Battershell	Michael E. Marrus Richard I. Rudy Lawrence F. Hagenbuch	Carol J. Battershell James J. Quinn Lawrence F. Hagenbuch	Steven Esses Michael E. Marrus Jon B. Kutler Lawrence F. Hagenbuch

Audit Committee

The purpose of the Audit Committee is to review with management and our independent auditors the scope and results of the annual audit, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of our financial statements, and any comments by the independent auditors on our policies and procedures with respect to internal accounting, auditing and financial controls. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In addition, the Audit Committee is charged with the responsibility for making decisions on the engagement, compensation, retention and oversight of the work of our independent auditors.

The Audit Committee also is responsible for the oversight and work of our of internal audit department. The Audit Committee following this Annual Meeting will consist of Mr. Cappell (Chair), Mr. Rudy and Ms. Battershell. Each member of the Audit Committee is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15) and the SEC’s Rule 10A-3. All Audit Committee members possess the level of financial literacy required by law. Our Board of Directors has determined that each of Mr. Cappell and Ms. Battershell qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq regulations. As required by law, the Audit Committee operates pursuant to a charter that governs its duties, available through a hyperlink located on the investor relations page of our website at http://content.equisolve.net/arotech/media/b7c6b7bc3ea4b17ef9af28aab2221d6d.pdf. Additionally, in compliance with SEC rules we are required to append a copy of the Audit Committee Charter to our proxy statement at least once every three years. We last sent a copy of our charter to our stockholders in our 2015 proxy statement.

The Audit Committee held four meetings during the fiscal year ending December 31, 2015.

Compensation Committee

The duties of the Compensation Committee are to recommend compensation arrangements for our executive officers and review annual compensation arrangements for all other officers and significant employees.

The Compensation Committee following this Annual Meeting will consist of Ms Battershell (Chair), Adm. Quinn, and Mr. Hagenbuch. Each member of the Compensation Committee is an independent director as that term is defined in the Nasdaq listing standards. The Compensation Committee operates under a formal charter that governs its duties, which charter is publicly available through a hyperlink located on the investor relations page of our website, at http://content.equisolve.net/arotech/media/9db8a8bd53ecd3f2d895b23986e237c8.pdf.

The Compensation Committee maintains compensation and incentive programs designed to motivate, retain and attract management and utilize various combinations of base salary, bonuses payable upon the achievement of specified goals, discretionary bonuses and grants of restricted stock. Our President and Chief Executive Officer, Mr. Steven Esses, our Executive Chairman, Mr. Robert S. Ehrlich, and our Chief Financial Officer, Mr. Thomas J. Paup, are all parties to employment agreements with us. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years. Some of these components, such as salary, are generally fixed and do not vary based on our financial and other performance; some components, such as bonus, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee; and some components, such as restricted stock, have a value that is dependent upon our stock price at the time of award and going forward. The Compensation Committee reviews the compensation, both cash and stock, of our executive officers on an annual basis, while taking into account as well changes in compensation during previous years.

The Compensation Committee performs an annual review of our executive officers’ cash compensation and restricted stock holdings to determine whether they provide adequate compensation for the services they perform, as well as adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies.

Compensation Committee meetings typically have included, for all or a portion of some of the meetings, a representative of The Burke Group, Inc., a well-known consulting firm specializing in executive officer compensation, as well as preliminary discussion with our senior officers prior to our Compensation Committee deliberating without any members of management present. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our Chairman and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our Chairman and Chief Executive Officer.

The Compensation Committee held three meetings during the fiscal year ending December 31, 2015.

Nominating Committee

The Nominating Committee identifies and proposes candidates to serve as members of the Board of Directors. Proposed nominees for membership on the Board of Directors submitted in writing by stockholders to Arotech’s Secretary will be brought to the attention of the Nominating Committee and will be evaluated in accordance with the same guidelines as other candidates are considered by the Nominating Committee.

The Nominating Committee following this Annual Meeting will consist of Mr. Marrus (Chair), Mr. Rudy, and Mr. Hagenbuch. Each member of the Nominating Committee is an independent director as that term is defined in the NASD listing standards. The Nominating Committee makes recommendations to the Board of Directors regarding new directors to be selected for membership on the Board of Directors and its various committees. The Nominating Committee operates under a formal charter that governs its duties. The Nominating Committee’s charter is publicly available through a hyperlink located on the investor relations page of our website, at http://content.stockpr.com/arotech/media/9db8a8bd53ecd3f2d895b23986e237c8.pdf.

The Nominating Committee held one meeting during the fiscal year ending December 31, 2015.

Policies Regarding Director Qualifications

The Board has adopted policies regarding director qualifications. To be considered for nomination as a director, any candidate must meet the following minimum criteria:

a.      Ability and willingness to undertake a strategic governance role, clear and distinct from the operating role of management.

b.      High-level leadership experience in business, government, or other major complex professional or non-profit organizations that would have exposed the individual to the challenges of leadership and governance in a dynamic and highly competitive marketplace.

c.      Highly accomplished in their respective field, with superior credentials and recognition.

d.      Demonstrated understanding of the elements and issues relevant to the success of a large publicly-traded company in the current volatile business, legal and governance environment.

e.      Demonstrated business acumen and creative/strategic thinking ability.

f.      Personal Characteristics:

➢
Ability and willingness to contribute special competencies to the Board in a collaborative manner. The areas of expertise required at any point in time may vary, based on the existing composition of the Board. They may include, but would not be limited to, capabilities honed as a CEO or a senior functional leader in operations, finance, information technology, marketing, organizational development, and experience making step change to transform a business.

➢	Personal integrity and highest ethical character. Absence of any conflicts of interest, either real or perceived.

➢	Willingness to apply sound and independent business judgment, enriching management and Board proposals or challenging them constructively as appropriate.

➢
Willing to exert influence through strong influence skills and constructive teamwork. This is essential to effective collaboration with other directors as well as providing constructive counsel to the CEO.

➢	Understanding of and full commitment to our governance principles and the obligation of each director to contribute to good governance, corporate citizenship, and corporate image for Arotech.

➢	Willingness to devote the time necessary to assume broad fiduciary responsibility and to participate fully in Arotech governance requirements with appropriate due diligence and attention.

In this regard, each nominee will be asked to disclose the boards of directors on which he or she currently sits, and each current director will be asked to inform the Nominating Committee of additional corporate board nominations (both for-profit and non-profit). This notification is to ensure appropriate dialogue about the impact of the added responsibilities on the individual’s availability to perform thoroughly his or her duties as an Arotech director.

Policies Regarding Diversity

The Board of Directors will consist of a majority of people who are active, primarily in business roles, and selected retired individuals. Those active in the business community will bring the most current business thinking, and retirees will bring their long experience and seasoned business judgment. Every effort will be made to achieve diversity in the Board’s membership.

From time to time, the particular capabilities needed to round out the total Board’s portfolio of competencies may vary. The Nominating Committee is empowered to consider the demographics of the total Board as it considers the requirements for each Board vacancy and to identify particular unique capabilities needed at that point in time.

Policies Regarding Director Nominations

The Board’s Nominating Committee is responsible for the Board of Director’s nomination process. New candidates for the Board of Directors may be identified by existing directors, a third party search firm (paid for its professional services) or may be recommended by stockholders. In considering new candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. However, all director nominees will be evaluated against the same standards and in the same objective manner, based on competencies and personal characteristics listed above, regardless of how they were identified. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

➢	The name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

➢
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Arotech and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to Arotech’s Secretary at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, and must be received by Arotech’s Secretary not less than 120 days prior to the anniversary date of our most recent proxy statement in connection with our previous year’s annual meeting of stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive and Finance Committee

The Executive and Finance Committee exercises the powers of the Board during the intervals between meetings of the Board, in the management of our property, business and affairs (except with respect to certain extraordinary transactions).

The Executive and Finance Committee following this Annual Meeting will consist of Messrs. Esses (Chair), Marrus, Kutler, and Hagenbuch.

The Executive and Finance Committee met once during the fiscal year ending December 31, 2015.

COMPENSATION AND OTHER MATTERS

Director Compensation

Non-employee members of our Board of Directors are entitled to a cash retainer of $8,000 (plus expenses) per quarter, plus $500 per quarter for each committee on which such outside directors serve ($1,000 per quarter for members of the Executive and Finance Committee). The Chairman of the Audit Committee receives an additional retainer of $1,500 per quarter, and the Chairman of the Compensation Committee receives an additional retainer of $1,000 per quarter. No per-meeting fees are paid. In addition, we have adopted a Non-Employee Director Equity Compensation Plan, pursuant to which non-employee directors receive an initial grant of a number of restricted shares of our common stock having a fair market value on the date of grant equal to $25,000 upon their election as a director, and an annual grant on March 31 of each year of a number of restricted shares having a fair market value on the date of grant equal to $35,000. Each grant of restricted stock shall become free of restrictions in three equal installments on each of the first, second and third anniversaries of the grant, unless the director is removed from the Board of Directors for cause prior to such vesting. Restrictions lapse automatically in the event of a director being removed for service other than for cause, or being nominated as a director but failing to be elected, or death, disability or mandatory retirement. Furthermore, all restrictions lapse prior to the consummation of a merger or consolidation involving us, our liquidation or dissolution, any sale of substantially all of our assets or any other transaction or series of related transactions as a result of which a single person or several persons acting in concert own a majority of our then-outstanding common stock.

The following table shows the compensation earned or received by each of our non-officer directors for the year ended December 31, 2015:

  DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash	Stock Awards Granted 2014	Total
Dr. Jay M. Eastman*	$40,000	$35,000	$75,000	(2)
Seymour Jones**	$42,000	$35,000	$77,000	(3)
Michael E. Marrus	$38,000	$35,000	$73,000	(4)
Richard I. Rudy	$38,000	$35,000	$73,000	(5)
Kenneth W. Cappell	$17,000	$25,000	$42,000	(6)

*	This individual retired as a director effective March 24, 2016.
**	This individual retired as a director effective February 24, 2016.
(1)	This column reflects the 2015 compensation expense for stock based awards for the year ended December 31, 2015.
(2)	As of December 31, 2015, Dr. Eastman held 19,797 unvested restricted shares of our common stock that were awarded in 2015.
(3)	As of December 31, 2015, Prof. Jones held 19,797 unvested restricted shares of our common stock that were awarded in 2015.
(4)	As of December 31, 2015, Mr. Marrus held 19,797 unvested restricted shares of our common stock that were awarded in 2015.
(5)	As of December 31, 2015, Mr. Rudy held 16,672 unvested restricted shares of our common stock that were awarded in 2015.
(6)	As of December 31, 2015, Mr. Cappell held 8,960 unvested restricted shares of our common stock that were awarded in 2015.

Compensation Committee Report

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filings with the SEC.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Dr. Jay M. Eastman, Chairman
Michael Marrus
Richard I. Rudy
(March 15, 2016)

Compensation Discussion and Analysis

Introduction

In this section we present the principles underlying our executive officer compensation decisions and the most important factors that we believe are relevant to an analysis of these decisions. Our goal here is to provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and to place in perspective the numerical and other quantitative data presented in the tables and other information that follow this section.

Pursuant to applicable SEC regulations, the information we present in this section relates to the chief executive officer, the chief financial officer, and the three additional most highly compensated “executive officers” (as this term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended), as well as up to two additional persons meeting the above criteria but who were not employed by us at the end of the last fiscal year. We believe that in 2015 three individuals met these criteria, as follows (we refer to these individuals throughout this Compensation Discussion and Analysis as our “named executive officers”):

➢	Steven Esses, our President and Chief Executive Officer;

➢	Robert S. Ehrlich, our Executive Chairman; and

➢	Thomas J. Paup, our Senior Vice President – Finance and Chief Financial Officer.

We have designed the compensation of our named executive officers in order to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who perform at or above our expectations.

Our named executive officers’ annual cash and stock compensation consists of several components, as follows:

➢	base salary;

➢	bonus, some of which is paid in cash in the year in which it is earned and some of which is accrued in the year in which it is earned but is paid in cash in a subsequent year; and

➢
grants of restricted stock or restricted stock units, where (i) the stock vests over a period of time or pursuant to the attainment of set performance goals, (ii) sale or other transfer of such stock is prohibited while unvested, and (iii) unvested stock is forfeited to us should the executive officer’s employment be terminated, provided that certain grants of restricted stock provide for accelerated vesting under certain circumstances.

The Compensation Committee reviews the compensation, both cash and stock, of our named executive officers on an annual basis, while taking into account as well changes in compensation during previous years.

Some of these components, such as base salary, are generally fixed and do not vary based on our financial and other performance; some components, such as bonus, are in whole or in part dependent upon the achievement of certain goals jointly agreed upon by our management and the Compensation Committee; and some components, such as restricted stock, have a value that is dependent upon our stock price at the time of award. and going forward.

We compensate our named executive officers in these different ways in order to achieve different goals. Cash compensation, for example, provides our named executive officers with a guaranteed minimum base salary. We fix the base salary of each of our named executive officers at a level that we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly situated companies and the base salaries of other private and public companies with which we believe we compete for talent. To this end, we utilize the services of an independent employee benefits administration and compensation consulting firm retained by the Compensation Committee, and our Compensation Committee consults with this firm periodically, and annually when we review named executive officer compensation.

Incentive bonus compensation is generally linked to the achievement of short-term operational, strategic or financial goals, and is intended to reward our named executive officers for their performance in reaching goals that are agreed in advance between our management and the Compensation Committee. We design the cash incentive bonuses for each of our named executive officers to focus the named executive officer on achieving key objectives within a yearly time horizon, as described in more detail below.

Grants of restricted stock are intended to link our named executive officers’ longer-term compensation with the performance of our stock, which is an issue of vital importance to our stockholders. This encourages our named executive officers to remain with us, to act in ways intended to maximize stockholder value, and to penalize them if our stock fails to perform to expectations. These grants are intended to produce significant value for each named executive officer if our stock performance is outstanding and if the named executive officer remains with us, provided that certain grants of restricted stock provide for accelerated vesting under certain circumstances.

We view the three components of our named executive officer compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the data we receive from the consulting firm referred to above. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our named executive officer team and the need to tailor each named executive officer’s award to attract and retain that named executive officer.

In addition, we provide our named executive officers with benefits that are generally available to our salaried employees. With respect to those of our named executive officers who live in Israel (all of our named executive officers except for Mr. Paup), we also provide other benefits that are either legally required to be paid by Israeli law or that are otherwise customarily provided in Israel, primarily consisting of:

➢	accruals (but not cash payments) in respect of pension plans, which consist of a savings plan, life insurance and statutory severance pay benefits, and a continuing education fund;

➢	accruals (but not cash payments) in respect of contractual termination compensation in excess of the Israeli statutory minimum;

➢	annual statutory holiday pay; and

➢	redemption of all unused vacation days and up to a maximum of 30 unused sick days.

Our Compensation Committee performs an annual review of our named executive officers’ cash compensation and restricted stock holdings to determine whether they provide adequate compensation for the services they perform, as well as adequate incentives and motivation to our named executive officers and whether they adequately compensate our named executive officers relative to comparable officers in other companies. Our Compensation Committee’s most recent review occurred in February 2016, and utilized data and assessments from our independent compensation consultant, The Burke Group, Inc., a well-known consulting firm specializing in named executive officer compensation. This review is described in more detail below. We also use “tally sheets” that provide a summary of the compensation history of our President and Chief Executive Officer and those members of senior management reporting to the Chief Executive Officer. These tally sheets include a historical summary of base salary, annual bonus and long-term equity awards.

Compensation Committee meetings typically have included, for all or a portion of some of the meetings, a representative of The Burke Group, as well as preliminary discussion with our President and Chief Executive Officer prior to our Compensation Committee deliberating without any members of management present. For compensation decisions, including decisions regarding the grant of equity compensation relating to named executive officers (other than our President and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our President and Chief Executive Officer.

We account for the equity compensation expense for our employees under the rules of ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it is paid to them. It is not anticipated that any named executive officer’s annual compensation will exceed $1 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Benchmarking of Base Compensation and Equity Holdings

At its January 2016 meeting, our Compensation Committee determined that our respective named executive officers’ salaries, cash incentive bonuses and equity holdings were at or below the median of named executive officers with similar roles at public companies having comparable revenues and that no material changes should be made to the cash compensation levels of our named executive officers until our annual named executive officer performance reviews, which were conducted in the first quarter of 2016. This median was derived based on a report we obtained from The Burke Group. The report compared our named executive officer compensation with the results of two surveys, involving companies in the aerospace and military/defense industry with revenues of between $100 million and $200 million, one from Towers Watson Data Services and one from the Economic Research Institute. Our Compensation Committee realizes that benchmarking our compensation against the compensation earned at comparable companies may not always be appropriate, but believes that engaging in a comparative analysis of our compensation practices is useful. In instances where a named executive officer is uniquely key to our success, the Compensation Committee may provide compensation above the median referred to above. The Committee’s choice not to recommend to the Board of Directors immediate material changes to the compensation levels following its review of The Burke Group’s report reflects our consideration of stockholders’ interests in paying what is necessary, but not more than necessary, to achieve our corporate goals while conserving cash and equity as much as is practicable. We believe that our compensation levels are generally sufficient to retain our existing named executive officers and to hire new named executive officers when and as required.

Compensation Policies and Practices as They Relate to Risk Management

In 2015, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks, and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. In particular, the Compensation Committee reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including long term incentive compensation value that is driven entirely by increases in stock price, and low compensation levels exacerbated by performance-driven awards not paying out; including both annual bonus and long term incentive compensation, and noted that these are not substantial factors in our executives’ compensation packages.

Equity Compensation

No restricted stock grants were made in 2015. However, at the January 2016 meeting of the Compensation Committee, the Compensation Committee, in consultation with The Burke Group, analyzed the current restricted share holdings of our named executive officers and others, and found that the level of equity stake of our named executive officers was lower than the norm for companies of similar size and experience as a public company, and concluded that this level was insufficient to provide our named executive officers with the desired level of value for each named executive officer if our stock performance is outstanding and if the named executive officer remains with us. Accordingly, based on the number of restricted shares and restricted stock units held by our executive officers, the Compensation Committee, in January 2016, made the grants of restricted stock reflected in the “Grants of Plan-Based Awards” table below.

We do not have any program, plan or obligation that requires us to grant equity compensation to any named executive officer on specified dates. The authority to make equity grants to named executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of its President and Chief Executive Officer in setting the compensation of our other named executive officers.

Cash Incentive Bonuses

Yearly cash incentive bonuses for our named executive officers are established as part of their respective individual employment agreements. Each of these employment agreements provides that the named executive officer will receive a cash incentive bonus determined in the discretion of our Board of Directors, with a target bonus amount specified for that named executive officer based on individualized objective and subjective criteria, pursuant to a specific formula. These bonus criteria are established by the Compensation Committee on an annual basis, and include specific objectives relating to the achievement of business and/or financial milestones. The target cash incentive bonus amount for each of our named executive officers is as follows:

Name of Executive Officer	Title	Minimum Bonus	Maximum Bonus
Steven Esses	President and Chief Executive Officer	None	75% of annual base salary
Robert S. Ehrlich	Executive Chairman of the Board	None	50% of annual base salary
Thomas J. Paup	Senior Vice President – Finance and Chief Financial Officer	None	50% of annual base salary

For 2015, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonuses that are determined on the achievement of set budgetary forecast targets for Adjusted EBITDA, which is determined by taking net profit and adding back in interest expense (income), depreciation of fixed assets, taxes, and amortization of inventory adjustments and of intangible assets, capitalized software costs and technology impairment, as well as stock compensation expense, one-time transaction expenses and certain other non-cash expenses. The Compensation Committee determined that we did not achieve the financial performance criteria established by the Compensation Committee for the year ended December 31, 2015, and accordingly no cash incentive bonuses were paid in respect of the year ended December 31, 2015. Financial targets for 2016 were set in accordance with our 2016 budget forecast, and targets for determining eligibility for cash incentive bonuses will again be determined entirely on the achievement of set budgetary forecast targets for Adjusted EBITDA.

Severance and Change in Control Benefits

Messrs. Esses and Paup have a provision in their respective employment agreements providing for certain severance benefits in the event of termination or retirement. These severance provisions are described in the “Employment Agreements” section below, and certain estimates of these change of control benefits are provided in “Estimated Payments and Benefits upon Termination” below.

We believe the severance arrangements that we have with Messrs. Esses and Paup are at or near the median of executive officers with similar roles at public companies having comparable revenues

Benefits

Mr. Paup is eligible to participate in all of our employee benefit plans, such as medical, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other U.S. employees. Our named executive officers located in Israel have the pension, insurance, severance and other benefits described above that are legally required to be provided in Israel; their medical expenses are covered by Israel’s national health funds.

Perquisites

All of our named executive officers receive cellular telephones. We also pay a portion of the home telephone bills of our named executive officers located in Israel, in view of the fact that the time difference between the United States and Israel causes them to do much work from their homes after normal business hours in Israel.

Pursuant to the terms of their employment agreements, our named executive officers located in Israel also receive a tax planning allowance.

Our use of perquisites as an element of compensation is limited and is largely based on historical practices and policies of our company. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Effect of Shareholder Advisory Vote on Executive Compensation

Of the 11,560,599 shares that voted (this number excludes the 131,197 shares that abstained from voting and 8,939,307 broker non-votes) on the advisory vote on executive compensation at the 2014 Annual Meeting, approximately 80% of the shares approved of our executive compensation policies and decisions. We have considered the results of this vote, and we view this vote as an affirmation of our compensation objectives. The committee and entire Board of Directors intend to continue careful review of the compensation programs and policies to assure that the compensation remains consistent with our philosophy and objectives as stated above and reflective of our financial performance.

Cash and Other Compensation

Summary Compensation Table

The following table, which should be read in conjunction with the explanations provided below, shows the compensation that we paid (or accrued) to our named executive officers during the fiscal years ended December 31, 2015, 2014 and 2013:

SUMMARY COMPENSATION TABLE(1)

						All Other
Name and Principal Position	Year	Salary		Bonus(2)	Stock Awards(3)	Compensation		Total
Steven Esses	2015	$324,060	(4)	$160,496	$–	$444,617	(5)	$929,173
President, Chief Executive	2014	$330,946	(6)	$374,600	$560,500	$516,356	(7)	$1,782,402
Officer and a director	2013	$273,437	(8)	$205,400	$273,750	$398,878	(9)	$1,151,465

Robert S. Ehrlich (10)	2015	$304,993		$104,162	$–	$8,179	(11)	$417,334
Executive Chairman of	2014	$482,808		$361,250	$111,500	$64,385	(12)	$1,019,943
the Board and a director	2013	$444,356		$379,900	$365,000	$135,423	(13)	$1,324,679

Thomas J. Paup	2015	$250,000		$112,500	$–	$–		$362,500
Senior Vice President –	2014	$225,000		$187,250	$133,800	$1,436	(14)	$547,486
Finance and Chief Financial Officer	2013	$201,400		$100,500	$273,750	$–		$575,650

(1)
We paid the amounts reported for each named executive officer in U.S. dollars and/or New Israeli Shekels (NIS). We have translated amounts paid in NIS into U.S. dollars at the exchange rate of NIS into U.S. dollars at the time of payment or accrual, except that certain items are pursuant to corporate policy paid at a set exchange rate that may be higher than the actual exchange rate on the date of payment. The difference, which was a positive number in 2014 and 2013, has been reported under “Salary.” The exchange rate differences for Mr. Ehrlich were $97,330 and $88,797 for 2014 and 2013, respectively. The exchange rate differences for Mr. Esses were $66,716 and $54,642 for 2014 and 2013, respectively.

(2)
Bonuses are performance-based, against criteria established by the Compensation Committee of the Board of Directors and approved by the full Board of Directors and represent cash awards for 2014 company performance. See “Employment Contracts,” below.

(3)
Reflects the value of awards of restricted stock or restricted stock units granted to our named executive officers based on the compensation cost of their stock-based awards (the aggregate grant date fair value computed in accordance with FASB ASC Topic 718); see Note 13.b. of the Notes to Consolidated Financial Statements. The number of shares of restricted stock or restricted stock units received by our named executive officers pursuant to such awards in 2014, vesting entirely after one year (dependent 33% on tenure and 67% on performance), was as follows: Mr. Esses, 225,000; Mr. Ehrlich, 50,000; and Mr. Paup, 60,000. The number of shares of restricted stock or restricted stock units received by our named executive officers pursuant to such awards in 2013, vesting entirely after one year (dependent 33% on tenure and 67% on performance), was as follows: Mr. Esses, 75,000; Mr. Ehrlich, 100,000; and Mr. Paup, 75,000. All of these shares vested in 2014.

(4)
Does not include approximately $124,720 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(5)
Of this amount, $109,493 represents payments to Israeli pension and education funds; $319,867 represents the change in our accrual for severance pay that will be payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $37,425 represents sick pay redemption; ($16,005) represents the change in sick pay accruals; $62,376 represents vacation days redemption; ($72,626) represents the change of our accrual for vacation pay; $503 represents tax reimbursements; and $3,588 represents other normal or mandated Israeli benefits.

(6)
Does not include approximately $124,723 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Item 13. Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(7)
Of this amount, $119,570 represents payments to Israeli pension and education funds; $378,207 represents the change in our accrual for severance pay that will be payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $37,460 represents sick pay redemption; $4,544 represents the change in sick pay accruals; $(18,460) represents the change of our accrual for vacation pay; $825 represents tax reimbursements; and $3,298 represents other normal or mandated Israeli benefits.

(8)
Does not include approximately $148,723 that we paid in consulting fees to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(9)
Of this amount, $38,745 represents payments to Israeli pension and education funds; $38,856 represents the change in our accrual for severance pay that will be payable to Mr. Esses upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $28,680 represents sick pay redemption; $214,559 represents the change in sick pay accruals; $8,687 represents the change of our accrual for vacation pay; $750 represents tax reimbursements; and $68,601 represents other normal or mandated Israeli benefits.

(10)	Mr. Ehrlich was serving as our Chief Executive Officer until October 2014, at which time he became our Executive Chairman of the Board.
(11)
Of this amount, $25,406 represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $(24,735) represents the change of our accrual for vacation pay; $682 represents tax reimbursements, and $6,826 represents other normal or mandated Israeli benefits.

(12)
Of this amount, $31,013 represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $29,112 represents the change of our accrual for vacation pay; $857 represents tax reimbursements, $44,609 represents vacation days redemption and $17,018 represents other normal or mandated Israeli benefits.

(13)
Of this amount, $91,834 represents the change in our accrual for severance pay that will be payable to Mr. Ehrlich upon his leaving our employ other than if he is terminated for cause, such as a breach of trust; $32,205 represents the change of our accrual for vacation pay; $3,578 represents tax reimbursements and $7,806 represents other normal or mandated Israeli benefits.

(14)	Represents the increase (decrease) in our accrual for Mr. Paup for accrued but unused vacation days.

Executive Loans

In 2000, we extended a loan to one of our Named Executive Officers. This loan is summarized in the following table, and is further described under “Certain Relationships and Related Transactions – Officer Loan,” below.

Name of Borrower	Date of Loan	Original Principal Amount of Loan	Amount Outstanding as of 12/31/2015	Terms of Loan
Robert S. Ehrlich	02/09/2000	$329,163	$452,995	Twenty-five-year non-recourse loan to purchase our stock, secured by the shares of stock purchased; interest rate imputed until 2008 at 1% above the then-federal funds rate.

Plan-Based Awards

Grants of Restricted Stock or Restricted Stock Units

During 2015, the Compensation Committee did not grant any shares of restricted stock or restricted stock units to our named executive officers. However, early in 2016 the Compensation Committee did grant shares of restricted stock and restricted stock units to our named executive officers that will vest in part on the basis of our 2016 results, as reflected in the table under “Compensation Discussion and Analysis – Equity Compensation,” above.

Vesting of Restricted Stock Awards

The following table presents awards of restricted stock or restricted stock units that vested during the year ended December 31, 2015.

STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Steven Esses	175,000	$357,000
Robert S. Ehrlich	150,000	$306,000
Thomas J. Paup	95,000	$193,800

(1)
Reflects the aggregate market value of the shares of restricted stock or restricted stock units determined based on a per share price at vesting based on the closing price of our common stock on the Nasdaq Global Market on December 31, 2015, which was the last trading day of 2015.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information for our executive officers with respect to restricted stock and restricted stock unit values at the end of the fiscal year ended December 31, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested(1) ($)	Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested(1) ($)
Steven Esses	83,333	(2)	$170,000	–	–

(1)
Reflects the aggregate market value of the shares of restricted stock or restricted stock units determined based on a per share price at grant based on the closing price of our common stock on that day on the Nasdaq Global Market on December 31, 2015, which was the last trading day of 2015.

(2)	41,667 of these shares vest on December 31, 2016, and 41,666 of these shares vest on December 31, 2017, based solely on continued employment through such dates.

Employment Contracts

Steven Esses

Mr. Esses is party to an amended and restated employment agreement with us effective October 1, 2014. The term of this employment agreement expires on December 31, 2017. The employment agreement provides that Mr. Esses will serve as our President and Chief Executive Officer.

In February 2016, we entered an amended and restated employment agreement with Mr. Esses, effective July 1, 2016 and expiring December 31, 2018. The terms presented below are the terms of Mr. Esses’s current employment agreement that will be in effect until June 30, 2016.

The employment agreement provides for a monthly base salary of NIS 105,000 (approximately $27,666 per month at the rate of exchange in effect on November 10, 2014, which is the date the agreement was signed), as adjusted for Israeli inflation (but with no retroactive inflation adjustment for 2015 in respect of inflation during 2014) in an amount of not less than 3.5%. Additionally, the board may, at its discretion, raise Mr. Esses’s base salary. Mr. Esses also received a retention bonus in the amount of 125,000 shares of restricted stock, vesting (contingent on continued employment) in three equal tranches on each of December 31, 2015, 2016 and 2017.

The employment agreement provides that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 25% of Mr. Esses’s annual base salary then in effect, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. For 2013, 2014 and 2015, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and, in the case of 2013, in part on the achievement of a target for revenues. Bonus targets will be chosen for 2016 based upon future budgetary forecasts.

The employment agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses, and contains confidentiality and non-competition covenants.

We can terminate Mr. Esses’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Esses has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Esses may retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice

Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation (including under most circumstances Israeli statutory severance), and (unless we have terminated the agreement for Cause or Mr. Esses has terminated the agreement without Good Reason and without giving us 150 days’ notice of termination) bonuses (to the extent earned) due for the year in which employment is terminated and severance pay equal to the greater of (i) twenty-four (24) times monthly salary, and (ii) NIS 4,430,250 (approximately $1,167,296 at the rate of exchange in effect on November 10, 2014). In addition, upon retirement or early retirement, Mr. Esses receives a further payment of up to $250,000. Furthermore, Mr. Esses will receive, in respect of all benefits, an additional sum in the amount of (i) $75,000, in the case of termination due to disability, Good Reason, death, or non-renewal, or (ii) $150,000, in the case of termination due to early retirement, retirement, change of control or change of location. Additionally, in respect of any termination due to a change of control or a change in the primary location from which Mr. Esses shall have conducted his business activities during the 60 days prior to such change or in the event of his death or disability, all outstanding options and all restricted shares will be fully vested. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

A table describing the payments that would have been due to Mr. Esses under his employment agreement had Mr. Esses’s employment with us been terminated at the end of 2015 under various circumstances appears under “Potential Payments and Benefits upon Termination of Employment – Steven Esses,” below.

In April 2009, we, with the agreement of Mr. Esses, funded a portion of his severance security by means of issuing to him, in trust, restricted stock having a value (based on the closing price of our stock on the Nasdaq Stock Market on the date on which Mr. Esses and our board of directors agreed on this arrangement) of $200,000, a total of 273,973 shares. In Mr. Esses’s new employment agreement, we agreed with him that these shares would still be restricted, but that the issuance of these shares to him would not reduce our severance obligations referred to above.

The changes in Mr. Esses’s employment agreement that will be effective July 1, 2016 include the elimination of the “single-trigger” severance in the event of a change of control (where Mr. Esses could decide unilaterally to resign and receive his severance after a change of control) and the institution instead of a “double-trigger” severance in the event of a change of control (where Mr. Esses can receive his severance after a change of control only if subsequently terminated by new management).

The amount being paid by the Company to Mr. Esses in salary under the new agreement, which is higher than the amount paid to him under his current agreement, is substantially unchanged from the total of the amounts previously paid to Mr. Esses and entities affiliated with Mr. Esses prior to termination of the Sampen Agreement effective June 30, 2016, which the Compensation Committee of the Board has determined to be well within the median range of the amounts paid by similarly-sized companies in the industry for the services of a chief executive officer.

See also “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

Robert S. Ehrlich

Mr. Ehrlich is party to an amended and restated employment agreement with us effective in January 2015. The term of this employment agreement expires on December 31, 2017. The employment agreement provides that Mr. Ehrlich will serve as our Executive Chairman of the Board.

The employment agreement provides for a monthly base salary of NIS 98,822 (approximately $25,236 at the rate of exchange in effect on December 24, 2014, which is the date the agreement was signed), as adjusted for Israeli inflation (but with no retroactive inflation adjustment for 2015 in respect of inflation during 2014). Additionally, the board may, at its discretion, raise Mr. Ehrlich’s base salary.

The employment agreement also provides for an annual bonus divided into three tranches. The first tranche of the bonus is in an amount equaling between 20% and 50% of one-third of Mr. Ehrlich’s gross annual Base Salary, and is awarded based on the achievement of acquisition and finance objectives during the previous fiscal year, such objectives to be set by the Compensation Committee after consultation with management. The second and third tranches are based on the results we actually attain in a given year, and are paid on a sliding scale, in an amount equal to a minimum of 20% of two-thirds of Mr. Ehrlich’s annual base salary then in effect if the results we actually attain for the year in question are 100% of the amount we budgeted at the beginning of the year, up to a maximum of 50% of two-thirds of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Budget targets in the past have included combinations of revenues, EBITDA, backlog, and/or other factors. Mr. Ehrlich’s previous employment agreement had a similar bonus provision (but with a lower (20%) threshold bonus). For 2013, 2014 and 2015, the Compensation Committee choose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and, in the case of 2013, in part on the achievement of a target for revenues. Bonus targets will be chosen for 2016 based upon future budgetary forecasts.

The employment agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses, and contains confidentiality and non-competition covenants.

We can terminate Mr. Ehrlich’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Ehrlich has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events.

Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation and benefits (including under most circumstances Israeli statutory severance), and (unless we have terminated the agreement for Cause or Mr. Ehrlich has terminated the agreement without Good Reason) bonuses (to the extent earned) due for the year in which employment is terminated. Furthermore, in respect of any termination by us other than termination for Cause, all outstanding options and all restricted shares will be fully vested. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

The employment agreement further notes that Mr. Ehrlich’s severance payment of $1,625,400 under his prior agreement, which has been fully earned, has been paid to him (or that bank standing instructions have been issued with respect to such payment).

A table describing the payments that would have been due to Mr. Ehrlich under his employment agreement had Mr. Ehrlich’s employment with us been terminated at the end of 2015 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment – Robert S. Ehrlich,” below.

Thomas J. Paup

Mr. Paup is party to an amended and restated employment agreement with us executed in May 2013 and amended in January 2014, having a term running until December 31, 2015. The employment agreement provides that Mr. Paup will serve as our Senior Vice President – Finance and Chief Financial Officer. In January 2015, Mr. Paup’s employment agreement was amended to, among other things, extend the term through March 31, 2017 and to increase the number of vacation days Mr. Paup receives annually from 20 to 40.

Under the terms of his employment agreement as amended, Mr. Paup is entitled to receive a base salary of $250,000, as adjusted annually for inflation (but with no retroactive inflation adjustment for 2013 in respect of inflation during 2012).

The employment agreement provides that if the results we actually attain in a given year are at least 90% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 16.5% of Mr. Paup’s annual base salary then in effect, up to a maximum of 50% of his annual base salary then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. Mr. Paup’s previous employment agreement had a similar bonus provision (but with a higher (20%) threshold bonus). For 2013, 2014 and 2015, the Compensation Committee chose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and, in the case of 2013, in part on the achievement of a target for revenues. Bonus targets will be chosen for 2016 based upon future budgetary forecasts.

Mr. Paup’s employment agreement provides that if we terminate his agreement other than for cause (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct), we must pay Mr. Paup severance in an amount of twelve times his monthly salary. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

A table describing the payments that would have been due to Mr. Paup under his employment agreement had Mr. Paup’s employment with us been terminated at the end of 2015 under various circumstances (pursuant to the terms of his then-current employment agreement) appears under “Potential Payments and Benefits upon Termination of Employment – Thomas J. Paup,” below.

Others

Other employees have entered into individual employment agreements with us. These agreements govern the basic terms of the individual’s employment, such as salary, vacation, overtime pay, severance arrangements and pension plans. Subject to Israeli law, which restricts a company’s right to relocate an employee to a work site farther than sixty kilometers from his or her regular work site, we have retained the right to transfer certain employees to other locations and/or positions provided that such transfers do not result in a decrease in salary or benefits. All of these agreements also contain provisions governing the confidentiality of information and ownership of intellectual property learned or created during the course of the employee’s tenure with us. Under the terms of these provisions, employees must keep confidential all information regarding our operations (other than information which is already publicly available) received or learned by the employee during the course of employment. This provision remains in force for five years after the employee has left our service. Further, intellectual property created during the course of the employment relationship belongs to us.

A number of the individual employment agreements, but not all, contain non-competition provisions which restrict the employee’s rights to compete against us or work for an enterprise which competes against us. Such provisions generally remain in force for a period of two years after the employee has left our service.

Under the laws of Israel, an employee of ours who has been dismissed from service, died in service, retired from service upon attaining retirement age, or left due to poor health, maternity or certain other reasons, is entitled to severance pay at the rate of one month’s salary for each year of service, pro rata for partial years of service. We currently fund this obligation by making monthly payments to approved private provident funds and by its accrual for severance pay in the consolidated financial statements.

Potential Payments and Benefits upon Termination of Employment

This section sets forth in tabular form quantitative disclosure regarding estimated payments and other benefits that would have been received by certain of our executive officers if their employment had terminated on December 31, 2015 (the last business day of the fiscal year), pursuant to the terms of their then-current employment agreements.

For a narrative description of the severance and change in control arrangements in the current employment contracts of Messrs. Esses, Ehrlich, and Paup, see “– Employment Contracts,” above. Each of Messrs. Esses and Ehrlich will be eligible to receive severance payments in excess of accrued but unpaid items only if he signs a general release of claims.

Steven Esses

The following table describes the potential payments and benefits upon employment termination for Steven Esses, our President and Chief Executive Officer, pursuant to applicable law and the terms of his then-current employment agreement with us, as if his employment had terminated on December 31, 2015 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

See also “Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

STEVEN ESSES
Payments and Benefits	Non- Renewal(1)	Death or Disability(2)	Cause(3)	Good Reason(4)	Change of Control(5)	Retirement(6)	Early Retirement(7)	Other Employee Termination(8)
Accrued but unpaid(9):
Base salary	$23,333	$23,333	$23,333	$23,333	$23,333	$23,333	$23,333	$23,333
Vacation	5,815	5,815	5,815	5,815	5,815	5,815	5,815	5,815
Sick leave(10)	202,192	202,192	202,192	202,192	202,192	202,192	202,192	202,192
Recuperation pay(11)	323	323	323	323	323	323	323	323
Benefits:
Manager’s insurance(12)	3,695	3,695	3,695	3,695	3,695	3,695	3,695	3,695
Continuing education fund(13)	1,750	1,750	1,750	1,750	1,750	1,750	1,750	1,750
Contractual severance	1,135,379	1,135,379	–	1,135,379	1,135,379	1,135,379	1,135,379	–
Statutory severance(14)	464,370	464,370	–	464,370	464,370	464,370	464,370	–
Benefits	–	–	–	75,000	150,000	150,000	150,000	–
TOTAL:	$1,836,857	$1,836,857	$237,108	$1,911,857	$1,911,857	$1,986,857	$1,986,857	$237,108

(1)
“Non-renewal” is defined in Mr. Esses’s employment agreement as a decision, made with written notice of at least 90 days in advance of the effective date of such decision, by either us or Mr. Esses not to renew Mr. Esses’s employment for an additional two-year term. Pursuant to the terms of Mr. Esses’s employment agreement, in the absence of such notice, Mr. Esses’s employment agreement automatically renews.

(2)
“Disability” is defined in Mr. Esses’s employment agreement as a physical or mental infirmity which impairs Mr. Esses’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(3)
“Cause” is defined in Mr. Esses’s employment agreement as (i) conviction for fraud, crimes of moral turpitude or other conduct which reflects on us in a material and adverse manner; (ii) a willful failure to carry out a material directive of our Chief Executive Officer, provided that such directive concerned matters within the scope of Mr. Esses’s duties, would not give Mr. Esses “Good Reason” to terminate his agreement (see footnote 4 below) and was capable of being reasonably and lawfully performed; (iii) conviction in a court of competent jurisdiction for embezzlement of our funds; or (iv) reckless or willful misconduct that is materially harmful to us.

(4)
“Good Reason” is defined in Mr. Esses’s employment agreement as (i) (a) a change in Mr. Esses’s status, title, position or responsibilities which, in Mr. Esses’s reasonable judgment, represents a reduction or demotion in his status, title, position or responsibilities as in effect immediately prior thereto, (b) a change in the primary location from which Mr. Esses shall have conducted his business activities during the 60 days prior to such change, or (c) a change in the composition of a majority of the Board of Directors; or (ii) a reduction in Mr. Esses’s base salary; (iii) the failure by us to continue in effect any material compensation or benefit plan in which Mr. Esses is participating; (iv) our insolvency or the filing (by any party, including us) of a petition for our winding-up; (v) any material breach by us of any provision of Mr. Esses’s employment agreement; or (vi) any purported termination of Mr. Esses’s employment for cause by us which does not comply with the terms of Mr. Esses’s employment agreement.

(5)	Represents additional payment due to Mr. Esses should he terminate his employment under the circumstances set forth in clause (i)(c) of footnote 4 above.
(6)	“Retirement” is defined as Mr. Esses terminating his employment with us at age 65 or older on at least 150 days’ prior notice.
(7)	“Early Retirement” is defined as Mr. Esses terminating his employment with us at age 55 or older (up to age 65) on at least 150 days’ prior notice.
(8)
Any termination by Mr. Esses of his employment with us that does not fit into any of the prior categories, including but not limited to Mr. Esses terminating his employment with us, with or without notice, other than at the end of an employment term or renewal thereof, in circumstances that do not fit into any of the prior categories.

(9)
Does not include a total of $17,203 in accrued but unpaid consulting fees due at December 31, 2015 to Sampen Corporation, a New York corporation owned by members of Steven Esses’s immediate family, from which Mr. Esses receives a salary. See “Item 13. Certain Relationships and Related Transactions – Consulting Agreement with Sampen Corporation,” below.

(10)	Limited to an aggregate of 30 days.
(11)	Pursuant to Israeli law and our customary practice, we pay Mr. Esses in July of each year the equivalent of six days’ “recuperation pay” at the statutory rate of NIS 378 (approximately $97) per day.
(12)
Payments to managers’ insurance, a benefit customarily given to senior executives in Israel, come to a total of 15.83% of base salary, consisting of 8.33% for payments to a fund to secure payment of statutory severance obligations, 5% for pension and 2.5% for disability. The managers’ insurance funds reflected in the table do not include the 8.33% payments to a fund to secure payment of statutory severance obligations with respect to amounts paid prior to December 31, 2015, which funds are reflected in the table under the “Statutory severance” heading.

(13)
Pursuant to Israeli law, we must contribute an amount equal to 7.5% of Mr. Esses’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. At December 31, 2015, the ceiling then in effect was NIS 15,712 (approximately $4,027). In Mr. Esses’s case, we have customarily contributed to his continuing education fund in excess of the tax-exempt ceiling, and then reimbursed Mr. Esses for the tax. The sums in the table reflect this additional contribution and the resultant tax reimbursement.

(14)	Under Israeli law, employees terminated other than for cause receive severance in the amount of one month’s base salary for each year of work, at their salary rate at the date of termination.

Robert S. Ehrlich

The following table describes the potential payments and benefits upon employment termination for Robert S. Ehrlich, our Executive Chairman of the Board, pursuant to applicable law and the terms of his then-current employment agreement with us, as if his employment had terminated on December 31, 2015 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

ROBERT S. EHRLICH
Payments and Benefits	Death or Disability(1)	Cause(2)	Good Reason(3)	Other Employee Termination(4)
Accrued but unpaid:
Base salary	$21,960	$21,960	$21,960	$21,960
Vacation	88,240	88,240	88,240	88,240
Recuperation pay(5)	404	404	404	404
Benefits:
Continuing education fund(6)	1,647	1,647	1,647	1,647
Statutory severance(7)	998,352	–	998,352	–
TOTAL:	$1,110,603	$112,251	$1,110,603	$112,251

(1)
“Disability” is defined in Mr. Ehrlich’s employment agreement as a physical or mental infirmity which impairs Mr. Ehrlich’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(2)
“Cause” is defined in Mr. Ehrlich’s employment agreement as (i) conviction for fraud, crimes of moral turpitude or other conduct which reflects on us in a material and adverse manner; (ii) a willful failure to carry out a material directive of our Board of Directors, provided that such directive concerned matters within the scope of Mr. Ehrlich’s duties, would not give Mr. Ehrlich “Good Reason” to terminate his agreement (see footnote 4 below) and was capable of being reasonably and lawfully performed; (iii) conviction in a court of competent jurisdiction for embezzlement of our funds; or (iv) reckless or willful misconduct that is materially harmful to us.

(3)
“Good Reason” is defined in Mr. Ehrlich’s employment agreement as (i) a change in Mr. Ehrlich’s status, title, position or responsibilities which, in Mr. Ehrlich’s reasonable judgment, represents a reduction or demotion in his status, title, position or responsibilities as in effect immediately prior thereto; (ii) a reduction in Mr. Ehrlich’s base salary; (iii) the failure by us to continue in effect any material compensation or benefit plan in which Mr. Ehrlich is participating; (iv) our insolvency or the filing (by any party, including us) of a petition for our winding-up; (v) any material breach by us of any provision of Mr. Ehrlich’s employment agreement; (vi) any purported termination of Mr. Ehrlich’s employment for cause by us which does not comply with the terms of Mr. Ehrlich’s employment agreement; or (vii) any movement of the location where Mr. Ehrlich is generally to render his services to us from the Jerusalem/Tel Aviv area of Israel.

(4)	“Other Employee Termination” means a termination by Mr. Ehrlich of his employment other than for Good Reason.
(5)	Pursuant to Israeli law and our customary practice, we pay Mr. Ehrlich in July of each year the equivalent of ten days’ “recuperation pay” at the statutory rate of NIS 378 (approximately $97) per day.
(6)
Pursuant to Israeli law, we must contribute an amount equal to 7.5% of Mr. Ehrlich’s base salary to a continuing education fund, up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. At December 31, 2015, the ceiling then in effect was NIS 15,712 (approximately $4,027).

(7)	Under Israeli law, employees terminated other than for cause receive severance in the amount of one month’s base salary for each year of work, at their salary rate at the date of termination.

Thomas J. Paup

The following table describes the potential payments and benefits upon employment termination for Thomas J. Paup, our Senior Vice President – Finance and Chief Financial Officer, pursuant to applicable law and the terms of his then-current employment agreement with us, as if his employment had terminated on December 31, 2015 (the last business day of the fiscal year) under the various scenarios described in the column headings as explained in the footnotes below.

THOMAS J. PAUP
Payments and Benefits	Death or Disability(1)	Cause(2)	Non-Renewal(3)	Termination at Will(4)
Accrued but unpaid:
Base salary	$250,000	$250,000	$250,000	$250,000
Contractual severance	250,000	–	250,000	250,000
TOTAL:	$500,000	$250,000	$500,000	$500,000

(1)
“Disability” is defined in Mr. Paup’s employment agreement as a physical or mental infirmity which impairs Mr. Paup’s ability to substantially perform his duties and which continues for a period of at least 180 consecutive days.

(2)
“Cause” is defined in Mr. Paup’s employment agreement as (i) a breach of trust by Mr. Paup, including, for example, but without limitation, commission of an act of moral turpitude, theft, embezzlement, self-dealing or insider trading; (ii) the unauthorized disclosure by Mr. Paup of confidential information of or relating to us; (iii) a material breach by Mr. Paup of his employment agreement; or (iv) any act of, or omission by, Mr. Paup which, in our reasonable judgment, amounts to a serious failure by Mr. Paup to perform his responsibilities or functions or in the exercise of his authority, which failure, in our reasonable judgment, rises to a level of gross nonfeasance, misfeasance or malfeasance.

(3)
“Non-Renewal” is defined in Mr. Paup’s employment agreement as the agreement coming to the end of the Term and not being extended or immediately succeeded by a new substantially similar employment agreement.

(4)
“Termination at Will” is defined in Mr. Paup’s employment agreement as Mr. Paup terminating his employment with us on written notice of at least 120 days in advance of the effective date of such termination.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of three non-employee directors, Kenneth W. Cappell (Chair), Michael Marrus, Richard I. Rudy, and Carol J. Battershell, each of whom has been determined to be independent as defined by the Nasdaq rules and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Arotech’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Arotech’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Arotech’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61.

Arotech’s independent accountants also provided to the Audit Committee the written disclosure required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Arotech’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee

Kenneth W. Cappell, Chairman
Michael Marrus
Richard I. Rudy
Carol J. Battershell

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent auditors, BDO USA, LLP, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

➢
Audit Fees. Audit fees billed or expected to be billed to us by BDO for the audit of the financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the years ended December 31, 2015 and 2014 totaled approximately $525,000 and $552,000, respectively.

➢
Audit-Related Fees. BDO billed or expected to bill us $120,000 (principally consultation and due diligence related to mergers and acquisitions) and $191,000 for the fiscal years ended December 31, 2015 and 2014, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

➢
Tax Fees. BDO billed or expected to bill us $235,000 (including consultation related to mergers and acquisitions) and $20,000 for the fiscal years ended December 31, 2015 and 2014, respectively, for tax services.

➢	All Other Fees. BDO billed or expected to bill us an aggregate of zero for both fiscal years ended December 31, 2015 and 2014 for permitted non-audit services.

Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

A representative of BDO USA, LLP is expected to be present in person or by telephone at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the security ownership, as of February 29, 2016, of those persons owning of record or known by us to own beneficially more than 5% of our common stock and of each of our Named Executive Officers and directors, and the shares of common stock held by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)		Percentage of Total Shares Outstanding(3)
Ephraim Fields(4)	2,175,273	(5)	8.2%
Admiralty Partners, Inc.(6)	1,650,700	(7)(8)	6.2%
Steven Esses	1,199,513	(9)(8)	4.5%
Robert S. Ehrlich	1,194,276	(10)(8)	4.5%
Thomas J. Paup	300,426	(11)	1.1%
Dr. Jay M. Eastman	91,346	(12)	*
Michael E. Marrus	94,636	(13)	*
Richard I. Rudy	19,000	(14)	*
Kenneth W. Cappell	23,960	(15)	*
Jon B. Kutler	1,661,204	(7)(8)	6.3%
Carol J. Battershell	10,504	(16)	*
James J. Quinn	0	(17)	–
All of our directors and executive officers as a group (8 persons)	4,594,865	(18)	17.3

*	Less than one percent.
(1)	Unless otherwise indicated in these footnotes, the address of each named beneficial owner is in care of Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.
(2)
Unless otherwise indicated in these footnotes, each of the persons or entities named in the table has sole voting and sole investment power with respect to all shares shown as beneficially owned by that person, subject to applicable community property laws.

(3)
Based on 26,460,497 shares of common stock outstanding as of February 29, 2016. For purposes of determining beneficial ownership of our common stock, owners of options exercisable or restricted stock that vests within 60 days of February 29, 2016 are considered to be the beneficial owners of the shares of common stock for which such securities are exercisable. The percentage ownership of the outstanding common stock reported herein is based on the assumption (expressly required by the applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has exercised his options for shares of common stock.

(4)
The principal place of business for Ephraim Fields is c/o Echo Lake Capital, 888 Seventh Avenue, 17th Floor, New York, New York 10019. All information in this footnote and in the text to which this footnote relates is based on a Schedule 13D filed by Mr. Fields with the Securities and Exchange Commission on March 23, 2015, as amended on February 23, 2016.

(5)
Consists of 2,175,273 shares. Does not include 337,251 shares as to which Keith Rosenblum, by virtue of his power to direct the affairs of Cruiser Capital Advisors, LLC, has sole voting and dispositive power. Mr. Rosenblum, together with Cruiser Capital Advisors, LLC and Lawrence F. Hagenbuch, may be deemed to constitute a “group” with Mr. Fields for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but Mr. Fields expressly disclaims beneficial ownership of securities held by Mr. Rosenbloom, Cruiser Capital Advisors, LLC and Mr. Hagenbuch. All information in this footnote and in the text to which this footnote relates is based on a Schedule 13D filed by Mr. Fields with the Securities and Exchange Commission on March 23, 2015, as amended on February 23, 2016.

(6)
The principal place of business for API is 68-1052 Honoka’ope Way, Kamuela, Hawaii 96743. All information in this footnote and in the text to which this footnote relates is based on a Schedule 13D filed by API and certain of its related entities and persons, including our director Jon B. Kutler, with the Securities and Exchange Commission on February 3, 2016, as amended on February 26, 2016.

(7)
Jon B. Kutler and his wife are directors of API, which owns 1,500,000 shares of our common stock. They are also settlors and trustees of two trusts that between them own an additional 150,700 shares. Accordingly, Mr. and Ms. Kutler have shared voting and dispositive power with respect to 1,650,700 shares. Mr. and Mrs. Kutler disclaim beneficial ownership of these shares except to the extent of their respective voting and/or dispositive power. Mr. Kutler also holds 10,504 unvested restricted shares. All information in this footnote and in the text to which this footnote relates is based on a Schedule 13D filed by API and certain of its related entities and persons, including our director Jon B. Kutler, with the Securities and Exchange Commission on February 3, 2016, as amended on February 26, 2016.

(8)
API and Messrs. Ehrlich and Esses are parties to a Voting Agreement pursuant to which each of Messrs. Ehrlich and Esses agrees to vote the shares of our common stock held by him in favor of the election of a director nominee designated by API. This obligation shall remain in effect for so long as API and its affiliates continue to beneficially own at least 750,000 shares of our common stock.

(9)
Consists of 742,207 shares held directly by Mr. Esses (including 183,333 unvested restricted shares, the vesting of 33,333 of which is subject to performance criteria), and 273,973 shares issued to a trust and to be held in such trust until such time as Mr. Esses shall be entitled to payment of his severance package).

(10)
Consists of 1,143,178 shares held directly by Mr. Ehrlich (including 36,000 unvested restricted shares, the vesting of 24,000 of which is subject to performance criteria), 3,571 shares held by Mr. Ehrlich’s wife (in which shares Mr. Ehrlich disclaims beneficial ownership), and 11,527 shares held in Mr. Ehrlich’s pension plan.

(11)	Consists of 300,426 shares held directly by Mr. Paup. Does not include 60,000 restricted stock units, the vesting of 40,000 of which is subject to performance criteria.
(12)	Consists of 71,549 shares owned directly by Dr. Eastman, 9,121 shares of unvested restricted stock that vest within 60 days of February 29, 2016, and 10,676 unvested restricted shares.
(13)	Consists of 74,839 shares owned directly by Mr. Marrus, 9,121 shares of unvested restricted stock that vest within 60 days of February 29, 2016, and 10,676 unvested restricted shares.
(14)	Consists of 2,328 shares owned directly by Mr. Rudy, 4,007 shares of unvested restricted stock that vest within 60 days of February 29, 2016, and 12,665 unvested restricted shares.
(15)	Consists of 15,000 shares owned directly by Mr. Cappell and 8,960 unvested restricted shares.
(16)	Consists of 10,504 unvested restricted shares.
(17)	Adm. Quinn will be a management nominee for election as a Class III director at our next annual meeting of stockholders
(18)
Includes 31,370 shares of unvested restricted stock that vest within 60 days of February 29, 2016, 104,341 shares of unvested restricted stock, and 273,973 shares of restricted stock held as part of a trust securing payment of severance. Does not include 60,000 unvested restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, certain of our officers and any persons holding more than ten percent of our common stock are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during 2015. We are not aware of any instances during 2015, not previously disclosed by us, where such “reporting persons” failed to file the required reports on or before the specified dates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Loans

On February 9, 2000, Mr. Ehrlich exercised stock options to purchase 9,404 shares of our common stock. At the time of exercise, Mr. Ehrlich was our Chief Financial Officer and Chairman of the Board of Directors. Currently, Mr. Ehrlich is our Executive Chairman of the Board of Directors. Mr. Ehrlich paid the exercise price of the stock options and certain taxes that we paid on his behalf by giving us a non-recourse promissory note due in 2025 in the amount of $329,163, bearing annual interest at 1% over the then-current federal funds rate announced from time to time by the Wall Street Journal, secured by the shares of our common stock acquired through the exercise of the options and certain compensation due to Mr. Ehrlich upon termination. As of December 31, 2015, the aggregate amount outstanding pursuant to this promissory note was $452,995. No payments of principal or interest were due or paid during the year ended December 31, 2015.

Voting Agreement

API and Messrs. Ehrlich and Esses are parties to a Voting Agreement pursuant to which each of Messrs. Ehrlich and Esses agrees to vote the shares of our common stock held by him in favor of the election of a director nominee designated by API. This obligation shall remain in effect for so long as API and its affiliates continue to beneficially own at least 750,000 shares of our common stock. Additionally, pursuant to the agreement under which API purchased 1.5 million shares of our stock (as amended), API is obligated until July 31, 2017 to vote the shares of common stock beneficially owned by it at any meeting of our stockholders in accordance with the instructions of our management.

Director Consulting Agreement

In connection with the API Agreement, we and Mr. Jon Kutler, who is now one of our directors, entered into a consulting agreement pursuant to which Mr. Kutler agreed to provide consulting services to us for a period of three years, unless terminated earlier. Under the terms of this agreement, Mr. Kutler will receive an annual fee for the three-year term of the consulting agreement equal to the difference between $125,000 and the amount of cash and the value of any stock received by Mr. Kutler for serving on our Board.

Consulting Agreement with Sampen Corporation

We have an amended and restated consulting agreement with Sampen Corporation that we executed in November 2014. Sampen is a New York corporation owned by members of the immediate family of Steven Esses, our President and Chief Executive Officer, and Mr. Esses is an employee of both the Company and of Sampen. The term of this consulting agreement is until December 31, 2017, unless terminated earlier.

In February 2016, we and Sampen agreed to terminate Sampen’s consulting agreement effective June 30, 2016. The terms of the consulting agreement described below relate only to the period prior to June 30, 2016, at which point we will cease to have any further financial or other obligations toward Sampen.

Pursuant to the terms of our agreement with Sampen, Sampen provides one of its employees to us for such employee to serve as our President and Chief Executive Officer. We pay Sampen $8,960 per month, plus an annual bonus, on a sliding scale, in an amount equal to a minimum of 25% of Sampen’s annual base compensation then in effect if the results we actually attain for the year in question are 100% or more of the amount we budgeted at the beginning of the year, up to a maximum of 75% of its annual base compensation then in effect if the results we actually attain for the year in question are 110% or more of the amount we budgeted at the beginning of the year. We also pay Sampen, to cover the cost of our use of Sampen’s offices as an ancillary New York office and the attendant expenses and insurance costs, an amount equal to 16% of each monthly payment of base compensation.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS

Stockholder Communications with the Board of Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board at directors@arotech.com. Non-management directors may be contacted as a group at nonmanagement-directors@arotech.com. The lead independent director may be contacted at lead-independent-director@arotech.com. Any Board committee or any chair of any such committee may be contacted as follows: audit-chair@arotech.com, compensation-chair@arotech.com, or nominating-chair@arotech.com. If you cannot send an electronic mail message, you may contact Board members by regular mail at: Arotech Board Members, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108.

The Arotech Corporation Investor Relations Department is responsible for forwarding all such communications to the Board of Directors, and where appropriate, to management. Communications are screened to exclude certain items that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, job inquiries, surveys, business solicitations or advertisements, and material that is unduly hostile, threatening, illegal or similarly unsuitable. Communications that are filtered out are made available to any director upon request. The Board may involve management in preparing its responses to stockholder communications.

Stockholder Proposals

Pursuant to the rules of the Securities and Exchange Commission, stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act intended to be included in our proxy material for the next annual meeting must be received by us on or before November 30, 2016. Any proposals must be received at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, Attention: Corporate Secretary by the applicable date.

Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by our Corporate Secretary in a timely fashion. To be timely, such notice and information regarding the proposal and the stockholder must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108, not less than 45 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the seventh day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including audited financial statements), as amended, filed with the Securities and Exchange Commission may be obtained without charge by writing to Stockholder Relations, Arotech Corporation, 1229 Oak Valley Drive, Ann Arbor, Michigan 48108. A request for a copy of our Annual Report on Form 10-K must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on March 18, 2016. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2015 and certain other related financial and business information are contained in our 2015 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

OTHER MATTERS

We are not aware of any other matter that may come before the annual meeting of stockholders and we do not currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

By Order of the Board of Directors,

Yaakov Har-Oz
Senior Vice President, General Counsel and Secretary
Ann Arbor, Michigan
March 30, 2016